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                                                        EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT

1.  Cimnet Systems, Inc., an Illinois corporation
2.  Cimnet Informationssysteme GmbH, a German limited liability corporation
3.  Cimnet Systems (I) Private Limited, an India private limited company
4.  Cimnet Systems Asia Pacific Limited, a Hong Kong corporation